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                                                                     Exhibit (i)






                            [VEDDERPRICE LETTERHEAD]











                                                               December 27, 2000



Asset Management Fund
230 West Monroe Street
Chicago, IL  60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 37 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Asset Management Fund (the "Trust") in connection with the public offering from time to time of any or all of the units of beneficial interest, no par value, designated as the Short U.S. Government Securities Portfolio, Adjustable Rate Mortgage (ARM) Portfolio, Intermediate Mortgage Securities Portfolio, U.S. Government Mortgage Securities, and Class D Shares and Class I Shares of the Money Market Portfolio ( the "Shares").

         We have acted as counsel to the Trust since its inception as a Delaware business trust, and in such capacity are familiar with the Trust's organization and have counseled the Trust regarding various legal matters. We have examined such Trust records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Trust's Declaration of Trust dated July 22, 1999, the By-Laws of the Trust dated July 22, 1999, and the Certificate of Trust filed July 23, 1999, are presently in full force and effect and have not been amended in any respect and that the resolutions adopted by the Board of Trustees of the Trust on July 22, 1999, to be effective upon the filing of the Certificate of Trust, relating to organizational matters, securities matters and the issuance of the Shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Trust is a validly existing business trust under the laws of the State of Delaware and is authorized to issue an unlimited number of Shares; and (b) presently and upon such further issuance of the Shares in accordance with the Trust's Declaration of Trust and the receipt by the Trust of a purchase price not less than the net asset value per Share, and when the pertinent provisions of the Securities Act of 1933 and the



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Asset Management Fund
December 27, 2000
Page 2


"blue sky" and securities laws as may be applicable have been complied with, assuming that the Trust continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         This opinion is solely for the benefit of the Trust, the Trust's Board of Trustees and the Trust's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.


                                               Very truly yours,



                                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ


COK/DAS